UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 24, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2014, the Compensation Committee of the Board of Directors of Advanced Micro Devices, Inc. (the “Company”) approved the following retention awards with respect to John Byrne, the Company’s Senior Vice President and General Manager, Computing and Graphics Business Group, which the Company will grant on October 15, 2014.

Cash Award. A time-based cash retention award of $1,000,000 will be paid in two tranches. Half of the award will be paid on the first regular payroll date after September 30, 2015, and the remainder will be paid on the first regular payroll date after September 30, 2016. The award will accelerate and be paid on the first regular payroll date after such acceleration if Mr. Byrne is involuntarily terminated by the Company other than for cause and if certain other conditions are met.

Performance-Based RSU Award. Mr. Byrne will also be granted a performance-based restricted stock unit (“PRSU”) retention award with an aggregate grant date fair value (the “Award Value”) of $1,000,000. The number of PRSUs granted will be determined by dividing the Award Value by the 30-day trailing average closing price of the Company’s common stock on the grant date. The PRSUs will only be earned to the extent certain pre-determined performance conditions are met. Half of the earned PRSUs will vest on September 30, 2015, and the remainder will vest on September 30, 2016. The PRSUs will accelerate and vest immediately if Mr. Byrne is involuntarily terminated by the Company other than for cause and if certain other conditions are met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2014	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary